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                                                                   EXHIBIT 10(r)




September 18, 1996


Darron Ash
The Morningstar Group
5956 Sherry Lane
Dallas, Texas 75225

Dear Darron,

         Per this memo, below is an outline of your financial arrangements with Morningstar. These are subject to review by the compensation committee of the board.

         Term                     October 1, 1996 through September 30, 1998

         Title                    Chief Financial Officer

         Base Salary              $125,000

         Bonus Potential          50% of base salary if budgeted EPS is achieved

         Severance                In the event of a change of control of the company during the term of this agreement, you shall be paid the sum equivalent to one year of your existing base salary plus anticipated bonus.  Change in control shall be defined as the acquisition of a majority of the stock or all or substantially all of the assets of the Company by any person of entity, a merger with another company where the then current
                                  Board of Directors of Morningstar no longer controls the surviving company or other similar consolidation of the Company with another entity.

         I'm looking forward to continuing a mutually enjoyable and productive relationship.

Sincerely Yours,

/s/ HOLLIS JONES
----------------
Hollis Jones